Exhibit 11
RTW, INC.AND SUBSIDARY
Statement Regarding Computation of Basic And Income Per Share

	2004	2005	2006
Basic weighted average shares outstanding	5,233,326	5,399,468	5,323,448

Stock warrants	—	—	—

Stock options
Options at $10.75	—	200	155
Options at $9.95	—	—	1
Options at $9.87	—	453	—
Options at $9.50	—	323	354
Options at $8.81	—	6,276	4,532
Options at $8.75	—	106	109
Options at $6.50	613	4,528	2,492
Options at $6.45	479	3,664	141
Options at $6.18	11,976	53,569	49,223
Options at $6.00	10,415	41,128	26,852
Options at $5.33	239	—	—
Options at $4.50	1,498	2,513	2,398
Options at $3.80	10,916	15,679	15,727
Options at $3.13	6,700	8,661	5,643
Options at $2.60	10,140	5,085	1,575
Options at $2.42	9,574	—	—
Options at $2.20	13,477	15,683	9,849
Options at $2.19	73,726	53,390	38,117
Options at $2.00	476	—	—
Options at $1.98	103,317	51,883	20,632

Weighted average common and common share equivalents outstanding	5,486,872	5,662,609	5,501,248

Net income (loss) ($000’s)	$9,941	$5,998	$3,288

Income per share:
Basic income per share	$1.90	$1.11	$0.62

Diluted income per share	$1.81	$1.06	$0.60